Exhibit 99.1

NuStar GP Holdings, LLC Reports Fourth Quarter and Full Year 2012
Earnings Results

Declares Quarterly Distribution of $0.545 per unit

2013 Results Should Benefit from NuStar Energy’s Recent Eagle Ford Asset
Acquisition

SAN ANTONIO, January 31, 2013 — NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the fourth quarter of 2012 was $23.3 million, or $0.55 per unit, compared to $21.5 million, or $0.51 per unit, for the fourth quarter of 2011.  For the year ended December 31, 2012, distributable cash flow available to unitholders was $90.8 million, or $2.13 per unit, compared to $84.3 million, or $1.98 per unit in 2011.

Fourth quarter 2012 net income was $5.1 million, or $0.12 per unit, compared to $19.0 million, or $0.45 per unit, for the fourth quarter of 2011.  For the year ended December 31, 2012, net income was $2.1 million, or $0.05 per unit, compared to $69.6 million, or $1.64 per unit in 2011.

With respect to the quarterly distribution to unitholders for the fourth quarter of 2012, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.545 per unit.  The fourth quarter 2012 distribution will be paid on February 19, 2013, to holders of record as of February 11, 2013.

“Due primarily to the cash flow benefits realized as a result of NuStar Energy L.P. issuing equity during the third quarter of 2012, NuStar GP Holdings, LLC was able to increase its 2012 total distributions by 6.6%.  Total 2012 declared distributions of $2.11 per unit were $0.13 per unit higher than the $1.98 per unit distribution declared in 2011,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

In regard to NuStar GP Holdings, LLC future results Anastasio stated, “NuStar Energy’s recent  crude oil asset acquisition and upcoming natural gas liquids asset acquisition from TexStar Midstream Services LP should provide NuStar GP Holdings, LLC with increased net income and distributable cash flow over the next couple of years which should lead to additional future distribution growth.”

-More-

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, February 1, 2013, to discuss the financial and operational results for the fourth quarter of 2012.  Investors interested in listening to the presentation may call 800/622-7620, passcode 84162009.  International callers may access the presentation by dialing 706/645-0327, passcode 84162009.  The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 84162009.  International callers may access the playback by calling 404/537-3406, passcode 84162009.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 13.0 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal operators in the nation.  NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company.  These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2011 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Statement of Income Data:
Equity in earnings (loss) of NuStar Energy L.P.	$6,893	$12,526	$(4,578)	$65,783

General and administrative expenses	(1,031)	(1,063)	(3,337)	(3,298)
Other (expense) income, net	(1,007)	7,877	9,801	7,320
Interest expense, net	(182)	(111)	(624)	(570)

Income before income tax benefit (expense)	4,673	19,229	1,262	69,235
Income tax benefit (expense)	452	(199)	866	401
Net income	$5,125	$19,030	$2,128	$69,636

Basic and diluted net income per unit	$0.12	$0.45	$0.05	$1.64

Equity in Earnings (Loss) of NuStar Energy L.P.:
General partner interest	$(428)	$409	$(5,356)	$3,703
General partner incentive distribution	10,805	9,816	41,242	36,319
General partner’s interest in (loss) earnings and incentive distributions of NuStar Energy L.P.	10,377	10,225	35,886	40,022
Limited partner interest in (loss) earnings of NuStar Energy L.P.	(2,763)	3,022	(37,580)	28,645
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,884)	(2,884)
Equity in earnings (loss) of NuStar Energy L.P.	$6,893	$12,526	$(4,578)	$65,783

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,782	$7,486	$6,630
General partner incentive distribution	10,805	9,816	41,242	36,326
Limited partner interest - common units	11,344	11,292	45,152	44,842
Total cash distributions expected from NuStar Energy L.P.	24,110	22,890	93,880	87,798
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(1,031)	(1,063)	(3,337)	(3,298)
Income tax benefit (expense)	452	(199)	866	401
Interest expense, net	(182)	(111)	(624)	(570)
Distributable cash flow	$23,349	$21,517	$90,785	$84,331

Weighted average number of common units outstanding	42,581,848	42,550,358	42,576,858	42,546,096

Distributable cash flow per unit	$0.548	$0.506	$2.131	$1.982

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.510	$2.110	$1.980

Total distribution	$23,223	$21,708	$89,860	$84,252

NuStar GP Holdings, LLC
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars)

Notes:

  NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles.  Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance.  In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution.  Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income.  It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash (used in) provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$5,125	$19,030	$2,128	$69,636
Less equity in (earnings) loss of NuStar Energy L.P.	(6,893)	(12,526)	4,578	(65,783)
Plus cash distributions expected from NuStar Energy L.P.	24,110	22,890	93,880	87,798
Other (income) expense, net	1,007	(7,877)	(9,801)	(7,320)
Distributable cash flow	23,349	21,517	90,785	84,331
Less cash distributions expected from NuStar Energy L.P.	(24,110)	(22,890)	(93,880)	(87,798)
Distributions of equity in earnings of NuStar Energy L.P.	—	12,526	—	65,783
Net effect of changes in operating accounts	(1,966)	215	5,640	2,014
Net cash (used in) provided by operating activities	$(2,727)	$11,368	$2,545	$64,330